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FOR IMMEDIATE RELEASE

                                                  FOR MORE INFORMATION, CONTACT:
                                                                     Kurt Ruecke
                                              Director, Corporate Communications
                                                                       Metaldyne
                                                                    734-354-4020


METALDYNE CORPORATION ANNOUNCES PROPOSED OFFERING OF SENIOR NOTES DUE 2013

October 14, 2003

PLYMOUTH, Mich. - Metaldyne Corporation today announced that it intends to offer $100.0 million of senior notes due 2013. The senior notes will be guaranteed on a senior basis by each of Metaldyne Corporation's domestic subsidiaries that is a guarantor or direct borrower under their credit facility. The net proceeds from the senior notes offering are anticipated to be used, along with additional cash on hand, to repay the balance of $98.5 million aggregate principal amount of Metaldyne's outstanding 4.5% subordinated debentures due 2003.

The senior notes will be offered in a private offering to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The senior notes will not be registered under the Securities Act of 1933, as amended, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the senior notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Metaldyne operates, declines in North American automobile and light truck builds, reductions in outsourcing by our automotive customers, increases in our raw material and energy costs, labor costs and strikes at our major direct and indirect customers and at our facilities, dependence on significant automotive customers, the level of competition in the automotive supply industry and pricing pressures from our customers, technological developments that could competitively disadvantage us, and risks associated with conducting business in foreign countries.